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EXHIBIT 99.7

AMENDMENT NO. 2
TO
ASSET PURCHASE AGREEMENT

        This AMENDMENT NO. 2, dated as of July 30, 2001 (this "Amendment"), to that certain ASSET PURCHASE AGREEMENT, dated as of March 27, 2001, as amended by Amendment No. 1 thereto, dated as of May 11, 2001 (as so amended, the "Asset Purchase Agreement" and, together with this Amendment, the "Agreement"), by and among SPECIAL DEVICES, INCORPORATED, a Delaware corporation ("Seller"), PS/EMC WEST LLC, a Delaware limited liability company ("Buyer"), and solely with respect to Section 7.2 thereof PACIFIC SCIENTIFIC COMPANY, a California corporation ("Parent"), is entered into by and among Seller, Buyer and Parent. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

R E C I T A L S

        WHEREAS, on March 27, 2001, the parties entered into the Asset Purchase Agreement providing, among other things, for the sale by Seller to Buyer of substantially all of the assets of Seller's Aerospace Business; and

        WHEREAS, the parties now desire to amend the Asset Purchase Agreement as provided below.

A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Amendment to Section 5.12 of the Asset Purchase Agreement. Section 5.12 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

    "SECTION 5.12. Letter of Credit. At the Closing, Seller shall deliver to Buyer, and cause to remain outstanding until the second anniversary of the Closing Date (the "Initial LC Termination Date"), an irrevocable standby letter of credit (the "Letter of Credit") in a face amount of Two Million Dollars ($2,000,000) and in form and substance satisfactory to Buyer and Seller and provided by a financial institution reasonably acceptable to Buyer, which may be drawn upon only by Buyer in the event that any Buyer Indemnified Party is entitled to indemnification for Damages pursuant to the provisions of Article 8, provided that (i) on the Initial LC Termination Date, if one or more claims for Damages for which Seller has indemnification obligations pursuant to Article 8 is then pending ("Pending Claims"), the Letter of Credit or Replacement Letter of Credit (as defined below) shall remain outstanding until the final determination of all such Pending Claims (such date, the "LC Termination Date"), but the face amount of the Letter of Credit or Replacement Letter of Credit, as the case may be, shall be reduced to the aggregate amount of such Pending Claims, and (ii) on the nine (9) month anniversary of the Closing Date, the face amount of the Letter of Credit or Replacement Letter of Credit, as the case may be, shall be reduced to an amount equal to (A) One Million Dollars ($1,000,000) plus the aggregate amount of Pending Claims on such date. In the event that the Letter of Credit or any Replacement Letter of Credit expires at a date earlier than the LC Termination Date, Seller covenants and agrees that it will provide Buyer with an extension or replacement of such Letter of Credit or Replacement Letter of Credit (subject to the conditions set forth in the first sentence of this Section 5.12) (each extended Letter of Credit or replacement Letter of Credit, as the case may be, being referred to as a "Replacement LC") on or prior to the 30th day preceding the expiration date of the Letter of Credit then issued and outstanding (the "Expiring LC"); provided, however, that in the event such Replacement LC is not issued on or prior to such date, at any time thereafter,

    Buyer shall have the right to draw the entire amount then available under the Expiring LC (a "Conditional Draw"). In the event a Conditional Draw is made, Buyer may retain the entire amount of the Conditional Draw as a holdback (the "Holdback") which may be drawn upon only by Buyer in the event that any Buyer Indemnified Party shall be entitled to indemnification for Damages pursuant to the provisions of Article 8. On the Initial LC Termination Date, Buyer in the event of a Holdback shall deliver to Seller an amount equal to the Conditional Draw minus (A) any amounts retained by Buyer pursuant to the immediately preceding sentence and (B) the amount of Pending Claims existing on such date, provided that upon the final determination of all such Pending Claims, Buyer shall deliver to Seller the balance of the Conditional Draw, if any, which Buyer is not entitled to retain pursuant to this Section 5.12 and Article 8 or shall apply any Holdback toward any Damages. Seller and Buyer shall share equally the fees and other expenses incurred by Seller in connection with the provision and maintenance of such Letter of Credit."

        2.    General.

          (a)  This Amendment may be executed by facsimile in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

          (b)  The Asset Purchase Agreement (and the Exhibits and Schedules attached thereto) as modified, amended and changed by this Amendment, and the other documents delivered pursuant hereto or thereto constitute the full and entire understanding and agreement between and among the parties with regard to the subject matter hereof and thereof.

          (c)  This Amendment shall be governed in all respects by the laws of the State of New York without regard to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York).

          (d)  Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of the Asset Purchase Agreement (or any provision thereof or any Exhibit and Schedule attached thereto) and provisions of the Asset Purchase Agreement (and the Exhibits and Schedules attached thereto) as modified hereby shall otherwise continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

SPECIAL DEVICES, INCORPORATED
By:
/s/ DONALD C. CAMPION
	Name:	Donald C. Campion
	Title:	Executive Vice President and Chief Financial Officer
PS/EMC WEST LLC
By:
/s/ CHRISTOPHER C. MCMAHON
	Name:	Christopher C. McMahon
	Title:	Vice President and Secretary
PACIFIC SCIENTIFIC COMPANY
By:
/s/ CHRISTOPHER C. MCMAHON
	Name:	Christopher C. McMahon
	Title:	Vice President and Secretary

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AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT